Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

May 30, 2007

BigBand Networks, Inc.

475 Broadway Street

Redwood City, CA 94063

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BigBand Networks, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 24,720,075 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance under the 1999 Stock Option and Incentive Plan, the 2001 Stock Option and Incentive Plan, the 2003 Stock Option and Incentive Plan, the 2004 Stock Option and Incentive Sub-Plan for Israeli Employees, the 2007 Equity Incentive Plan, and the Employee Stock Purchase Plan (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.